Exhibit 10.2

TERMINATION AGREEMENT AND RELEASE

This Agreement and Release is made and entered into by and between David Pruett (“Pruett”) and CF INDUSTRIES, INC., including its owners, parents, divisions, subsidiaries, affiliates, employees, directors, officers, trustees, successors and assigns (“Company”).  To ensure that Pruett’s separation from CF is amicable, CF and Pruett agree as follows:

1.     Pruett’s termination from the Company is effective as of the close of business on March 31, 2009 and any and all entitlements Pruett may have had as an employee of the Company cease as of that date and time except as expressly set out below.

2.     CF will pay Pruett as severance $320,000.00 (less applicable tax withholdings) payable no later than April 15, 2009.

3.     As additional consideration for this agreement, Pruett is offered a consulting assignment as an independent contractor from the period April 1, 2009 through August 31, 2009.  (See attached consulting assignment.)  Per the 2005 Equity and Incentive Plan and corresponding Non-Qualified Stock Option Award Agreement and Restricted Stock Award Agreements, Pruett’s awards will continue to vest during his consultancy period.

4.     CF will pay Pruett, no later than April 15, 2009, a lump sum payment equal to the value of his 2009 earned, unused vacation, less applicable tax withholdings.  Pruett will be paid for 28 days of earned, unused vacation.

5.     Pruett’s eligibility for all benefits and other entitlements will end on March 31, 2009, except with respect to those benefits that have already vested.

6.     After March 31, 2009, Pruett can elect to have CF assist him in securing a private medical insurance policy through BlueCross BlueShield.  For a medical policy similar to that of active employees, CF will pay up to $800 per month for Pruett’s coverage.  Pruett will pay the remainder.  CF will pay Pruett quarterly for its portion of medical premiums for a period to last no longer than 5 years following his termination date.  Pruett will invoice the CF Benefits Department quarterly.  Should Pruett decide not to secure a private insurance policy with CF’s assistance, he will be eligible to continue his medical insurance for up to 18 months through COBRA.  During the COBRA period, Pruett will pay the equivalent of the active employee portion of premiums and CF will pay the remainder.  Additionally, Pruett can continue coverage in dental insurance and flexible spending accounts through COBRA.

7.     CF will provide Pruett with the Career Transition Coaching Individual Transition Program through SSP-BPI.

8.     CF will provide Pruett’s dates of employment and positions that he held in response to reference checks by prospective employers.  The Company will not be liable for any reference related statements made by individuals other than those listed below.  Prospective employers should request reference information in writing to:

Wendy Jablow Spertus

Vice President, Human Resources

CF Industries

4 Parkway North, Suite 400

Deerfield, IL  60015

Pruett agrees not to disparage the Company, its directors, officers and employees and CF agrees that the directors and officers of the company will not disparage Pruett.

9.     Pruett agrees not to seek re-employment with the company at any time in the future and any such application will be denied pursuant to the terms of this Agreement.

10.   Pruett acknowledges that, in the course of his employment with CF and particularly as its Sr. Vice President, Operations, he became aware of confidential, proprietary and trade secret information of the Company and that he is restricted to the extent of applicable law regarding the use and disclosure of such information.  Pruett also acknowledges that he signed an Employee Confidentiality Agreement and is bound by the terms of that agreement.

11.   In exchange for the foregoing benefits and payments, Pruett will release and forever discharge the Company from any and all legally waivable claims and causes of action, whether known or unknown, whether raised or not raised, that he may have against CF from the beginning of time to the date Pruett signs this Agreement.  This includes but is not limited to claims arising out of or in any way related to Pruett’s employment with CF, including the termination of his employment, his non-vested benefits or any other current or potential entitlements that arose or may have been applicable to him while an employee.  This release includes, but is not limited to, all claims which could have been raised under any local, state or federal statute, ordinance, regulation and/or under any express or implied contract and/or under common law.

12.   As of the date of this agreement, the officers of the Company are not aware of any facts which would give rise to any claims against Pruett.

13.   Pruett has been advised in writing, via this Notice, to consult with an attorney before signing this Agreement, and that he has at least 21 days time after receiving it to consider and decide whether to sign the Agreement.

Pruett may revoke the Agreement within seven (7) days following execution by providing written notice of said revocation to Wendy Jablow Spertus, Vice President, Human Resources, CF Industries, Inc., 4 Parkway North, Suite 400, Deerfield, IL 60015.  This Agreement and Release shall not become effective or enforceable until such revocation period expires.  Pruett affirms he has carefully read and fully understands all provisions of this Agreement and that it is, therefore, knowingly and voluntarily entered into in accordance with the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq.  Pruett further acknowledges he has personally read and understands its terms and fully agrees to be bound.

14.   Pruett does not waive the following rights or claims:  (a) conduct or omissions which occur entirely after the effective date of this Release; (b) unemployment compensation; (c) rights or claims for indemnification for Pruett’s lawful activities as an officer of the Company; (d) any claims not waivable as a matter of law; and (e) rights to payments that have already vested, if any, under CF’s retirement, insurance or other plans, provided, however, that nothing in this list of exemptions shall be deemed to preserve any claim to continued employment, or additional compensation for services performed while employed by CF.

15.   Pruett acknowledges that the entitlements set forth in this Agreement exceed the nature and scope to which he would otherwise be legally eligible to receive.

16.   Pruett agrees not to discuss or disclose the terms of this Agreement except insofar as it is necessary to reveal this information to his attorney, accountant or tax advisor, members of his family, or prospective employers or as he may be required to do so by law.  Should Pruett breach this confidentiality commitment, the Company reserves the right to (a) stop the payment of any benefits pursuant to this Agreement not yet paid; (b) to seek recovery of any payments already made pursuant to this Agreement; and/or (c) to seek legal redress for any damages resulting from such disclosures.

17.   Pruett agrees to return all company property including but not limited to:  business equipment; customer and personnel files; badge; cell phone; and other company files and documents.  Pruett will make arrangements with Human Resources for the return of all company property.

18.   In the event of Pruett’s death, any unpaid monies and benefits owed to Pruett under this Agreement will be paid to his estate.

19.   The parties agree that nothing in this Agreement shall be construed as an admission by either of them of any liability, wrongdoing or unlawful conduct.  It is understood that both Pruett and CF deny any liability, wrongdoing or unlawful conduct and that each is entering into this Agreement solely to ensure that their parting is amicable.

20.   The parties agree that this Agreement and Release shall be construed and enforced in accordance with the laws of the State of Illinois, without regard to choice of law or conflict of law principles.  The parties agree that any legal proceedings relating to this Agreement will be instituted in federal or state court in Cook County, Illinois, and the parties consent to the jurisdiction of such courts for such actions.

21.   Should any provision of this Agreement, in whole or in part, be held invalid or unenforceable by operation of law or otherwise, all other provisions shall remain in full force and effect and the parties agree that a court may modify any provision to make it valid or enforceable in whole or in part.

22.   This Agreement and Release contains the entire agreement of the parties.  It supersedes any previous communications or understandings, whether oral or written, including, but not limited to, the Change in Control Severance Agreement dated August 11, 2005 and amended and restated July 24, 2007.  The parties represent and acknowledge that no promises or agreements except those set forth herein have been made or relied upon by any party.

/s/ David Pruett	March 31, 2009
Signed: David Pruett	Date

CF INDUSTRIES, INC.
	By:	Wendy S. Jablow Spertus
	Title:	Vice President, Human Resources
	Date:	March 19, 2009